PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS;
REAFFIRMS FOURTH QUARTER GUIDANCE

TIMONIUM, MARYLAND – November 5, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter ended September 30, 2008.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended September 30, 2008 of $23.9 million or $0.31 per common share.  The $23.9 million of FFO available to common stockholders for the third quarter includes a net loss of $1.5 million associated with owned and operated assets, $0.5 million of non-cash restricted stock expense, a $0.2 million non-cash provision for impairment charge and a $0.1 million reduction in the Company’s provision for income taxes.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.34 per common share for the three months ended September 30, 2008.  Adjusted FFO is a non-GAAP financial measure, which excludes the impact of certain non-cash items and certain items of revenue or expenses, including: a non-cash provision for impairment, results of operations of owned and operated facilities during the period, restricted stock expense, income taxes and non-cash consolidation adjustments due to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”) adjustments.  For more information regarding FFO and adjusted FFO, see the “Funds From Operations” section below.

COMPANY COMMENTS

“We are very pleased to have closed the Formation Capital and Genesis Healthcare transaction, transitioning our former Haven facilities effective September 1st,” stated Taylor Pickett, Omega’s President and CEO.  Mr. Pickett continued, “Formation Capital is an experienced equity investor in the senior housing industry with an economic interest in more than 300 healthcare facilities and Genesis is a leading healthcare provider with more than 200 skilled nursing centers and assisted living communities in 13 eastern states, including each of the five states in which our Haven facilities are located.  Our adjusted FFO for the quarter was $0.34 per share with the Formation lease closing on September 1st; however, on a pro forma basis, if the lease had closed at the beginning of the quarter, our rent would have been $1.6 million greater and our third quarter adjusted FFO would have been approximately $0.36 per share.”

Commenting on the Company’s capital and liquidity, Mr. Pickett stated, “Omega’s balance sheet is extremely strong with debt to EBITDA leverage under 3.5x, no bond maturities prior to 2014 and availability of $213 million on our $255 million revolving credit facility which matures in March 2010.  Having accessed the capital market by selling 6 million shares of common stock in mid-September, we will conservatively manage and protect our very strong balance sheet through the current market turmoil.”

GAAP NET INCOME

For the three-month period ended September 30, 2008, the Company reported net income of $28.1 million, net income available to common stockholders of $25.6 million, or $0.33 per diluted common share and operating revenues of $60.0 million.  This compares to net income of $15.3 million, net income available to common stockholders of $12.9 million, or $0.19 per diluted common share, and operating revenues of $39.2 million for the same period in 2007.

For the nine-month period ended September 30, 2008, the Company reported net income of $62.4 million, net income available to common stockholders of $55.0 million, or $0.76 per diluted common share and operating revenues of $144.6 million.  This compares to net income of $52.1 million, net income available to common stockholders of $44.6 million, or $0.69 per diluted common share, and operating revenues of $120.0 million for the same period in 2007.

The increases in net income and net income available to common stockholders for the nine-month period ended September 30, 2008 compared to the prior year were primarily due to the impact of: i) a net gain of $11.8 million on three sold facilities; ii) revenue associated with $208 million of new investments completed since August 2007; and a $3.2 million reduction in interest expense.  This impact was partially offset by: i) increased depreciation expense associated with the new investments; ii) a $1.5 million net loss associated with owned and operated assets; iii) a $4.3 million expense for uncollectible accounts receivable; and iv) the impact of an allowance adjustment of $5.0 million with respect to straight-line rent recognition recorded in the first quarter of 2007.

THIRD QUARTER 2008 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On October 16, 2008, the Company declared the quarterly common dividend of $0.30 per share.
•	On October 16, 2008, the Company purchased 400,000 shares of its Series D Preferred Stock at a 24.4% discount to its liquidation preference or an 11.1% yield.
•	On September 30, 2008, the Company closed $40.0 million of new investments yielding 10%.
•	On September 19, 2008, the Company completed an underwritten public offering of 6 million shares of its common stock, generating net cash proceeds of approximately $97 million.
•	On September 1, 2008, the Company completed the operational transfer of 13 facilities to affiliates of Formation Capital.
•
On July 1, 2008, the Company sold two rehabilitation hospitals and on September 26, 2008, sold one skilled nursing facility generating cash proceeds of approximately $29.1 million and recorded a gain of $11.8 million.

THIRD QUARTER 2008 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended September 30, 2008, when excluding nursing home revenues of owned and operated assets, were $40.7 million.  Operating expenses for the three months ended September 30, 2008, when excluding nursing home expenses for owned and operated assets, totaled $13.2 million, comprised of $10.1 million of depreciation and amortization expense, $2.4 million of general and administrative expenses and $0.5 million of restricted stock expense and a provision for impairment charge of $0.2 million.

Other Income and Expense – Other income and expense for the three months ended September 30, 2008 was a net expense of $9.8 million; comprised primarily of $9.4 million of interest expense, $0.5 million of amortization of deferred financing costs.

Funds From Operations – For the three months ended September 30, 2008, reportable FFO available to common stockholders was $23.9 million, or $0.31 per common share, compared to $22.0 million, or $0.32 per common share, for the same period in 2007.  The $23.9 million of FFO for the quarter includes the impact of: (i) a $1.5 million net loss associated with owned and operated assets; (ii) $0.5 million of non-cash restricted stock expense; (iii) a $0.2 million non-cash provision for impairment; and (iv) $0.1 million reduction in the Company’s provision for income taxes.

The $22.0 million of FFO for the three months ended September 30, 2007, includes:  i) a $1.6 million non-cash provision for impairment, ii) $0.5 million of non-cash restricted stock expense, iii) $0.1 million reduction in the Company’s provision for income taxes; and iv) $0.1 million of non-cash FIN 46R consolidation adjustments.

When excluding the above mentioned items in 2008 and 2007, adjusted FFO was $26.0 million, or $0.34 per common share, for the three months ended September 30, 2008, compared to $24.0 million, or $0.35 per common share, for the same period in 2007.  For further information, see the attached “Funds From Operations” schedule and notes.

FINANCING ACTIVITIES

6.0 Million Share Common Stock Offering – On September 19, 2008, the Company completed an underwritten public offering of 6.0 million shares of its common stock at $16.37 per share.  The net proceeds, after deducting underwriting discounts and offering expenses, were approximately $97 million.  UBS Investment Bank was the sole book-running manager and Stifel Nicolaus was the co-manager for the offering.  The net proceeds were used to repay indebtedness under the Company’s senior credit facility and for working capital and general corporate purposes.

400,000 Series D Preferred Stock Purchase – On October 16, 2008, the Company purchased 400,000 shares of its 8.375% Series D Preferred Stock (NYSE:OHI PrD) at a price of $18.90 per share.  The liquidation preference for the Company’s Series D Preferred Stock (“Series D”) is $25.00 per share.  Under FASB-EITF Issue D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, the purchase of the Series D shares will result in a fourth quarter 2008 gain of approximately $2.4 million.  The gain will be offset by a non-cash charge to net income available to common shareholders of approximately $0.3 million reflecting the write-off of the pro-rata portion of the original issuance costs of the Series D.

5.9 Million Common Share Offering – On May 6, 2008, the Company issued 5.9 million shares of its common stock in a registered direct offering at a purchase price of $16.93 per share with certain institutional investors.  The Company’s total net proceeds from the offering were approximately $98.8 million, after deducting the placement agent’s fee and other offering expenses.  The Company used all of the proceeds to repay indebtedness outstanding under the Company’s senior credit facility.

PORTFOLIO DEVELOPMENTS

Guardian LTC Management, Inc. – On September 30, 2008, the Company completed a $40.0 million investment with subsidiaries of Guardian LTC Management, Inc. (“Guardian”), an existing operator of the Company.  The transaction involved the sale and leaseback of three skilled nursing facilities (“SNFs”) and a continuing care retirement community all located in Pennsylvania.  The facilities and related $4.0 million of initial annual rent were added to an existing master lease with Guardian.  The amended and restated master lease now includes 21 facilities and $15.7 million of annual rent, with annual escalators.  In addition, the master lease term was extended from August 2016 through September 30, 2018.

Acquisition and Transition of Former Haven Operating Assets – Since November 2007, affiliates of Haven Eldercare (“Haven”) were operating under Chapter 11 bankruptcy protection.  Commencing in February 2008, the assets of Haven were marketed for sale via an auction process conducted through proceedings established by the bankruptcy court.  The auction process failed to produce a qualified buyer.  As a result, and pursuant to the Company’s rights as ordered by the bankruptcy court, Haven moved the bankruptcy court to authorize the Company to credit bid certain of the indebtedness that Haven owed to the Company in exchange for taking ownership of and transitioning certain of the assets of Haven to a new entity in which the Company had a substantial ownership interest, all of which was approved by the bankruptcy court on July 4, 2008.  Effective as of July 7, 2008, the Company took ownership and/or possession of its 15 facilities and a new operator (which the Company consolidates pursuant to FIN 46R) assumed operations of the facilities.

On August 6, 2008, subsidiaries of the Company entered into a Master Transaction Agreement (“MTA”) with affiliates of Formation Capital (“Formation”) whereby Formation agreed (subject to certain closing conditions, including the receipt of licensure) to lease the aforementioned facilities under a Master Lease.  The lease has an initial term of 10 years with initial annual rent of approximately $12 million.  In addition, Formation has an option after the initial 12 months of the lease to convert eight (8) of the leased facilities into mortgaged properties, with economic terms substantially similar to that of the original lease.

On September 8, 2008, the Company completed the operational transfer, effective as of September 1, 2008, of 13 of the facilities to affiliates of Formation, in accordance with the terms of the MTA.  The 13 facilities are located in Connecticut (5), Rhode Island (4), New Hampshire (3) and Massachusetts (1).  As part of the transaction, Genesis Healthcare (“Genesis”) entered into a long-term management agreement with Formation, to oversee the day-to-day operations of each of these facilities. Two remaining facilities in Vermont will transfer upon the appropriate regulatory approvals expected sometime in the near future.

CommuniCare Health Services – On April 18, 2008, the Company completed approximately $123 million of combined new investments with affiliates of CommuniCare Heath Services (“CommuniCare”), an existing operator.  Effective April 18, 2008, the Company purchased from several unrelated third parties seven (7) SNFs, one (1) assisted living facility and one (1) rehabilitation hospital, all located in Ohio, totaling 709 beds for a total investment of $48 million.  The facilities were added into an existing master lease (“Master Lease”) with CommuniCare.  Annualized cash rent increasing by approximately $4.7 million, subject to annual escalators, and two ten-year renewal options.  The term of the Master Lease with CommuniCare was extended to April 30, 2018.

Also on April 18, 2008, and simultaneous with the close of the amended CommuniCare Master Lease, the Company entered into a first mortgage loan with CommuniCare in the amount of $74.9 million (the “CommuniCare Loan”).  The CommuniCare Loan matures on April 30, 2018 and carries an interest rate of 11% per year. CommuniCare used the proceeds of the CommuniCare Loan to acquire seven (7) SNFs located in Maryland, totaling 965 beds from several unrelated third parties.  The CommuniCare Loan is secured by a lien on the seven (7) facilities.  At the closing, $4.9 million of CommuniCare Loan proceeds were escrowed pending the acquisition of an additional 90 bed SNF, also located in Maryland.  The proceeds held in escrow are included in Other assets as of September 30, 2008.  The facility will be acquired by CommuniCare within eight months upon the satisfaction of certain contingencies, including the granting of a lien on such facility to secure the CommuniCare Loan.  If the additional facility is not acquired, CommuniCare will be obligated to re-pay the $4.9 million of escrowed proceeds.

Sun Healthcare Group, Inc. – On February 1, 2008, the Company amended our master lease with Sun Healthcare Group, Inc. and certain of its affiliates (“Sun”) primarily to: (i) consolidate three existing master leases into one master lease; (ii) extend the lease terms of the agreement through September 2017 for facilities acquired in August 2006; and (iii) allow for the sale of two rehabilitation hospitals currently operated by Sun.  As of June 30, 2008, these facilities had a net book value of $16.4 million and were included in assets held for sale.  On July 1, 2008, the two rehabilitation hospitals were sold for approximately $29.0 million and contractual rent was decreased by $1.7 million annually.

Advocat Inc. – During the first quarter of 2008, the Company amended its master lease with Advocat Inc. (“Advocat”) to allow for the construction of a new facility to replace an existing facility currently operated by Advocat.  Upon completion (estimated to be in mid-2009), Advocat’s annual cash rent will increase by approximately $0.7 million.  As a result of the Company’s plans to replace an existing facility, the Company recorded a $1.5 million provision for impairment loss during the first quarter of 2008.

FIN 46R Consolidation – In January 2008, the Company purchased from General Electric Capital Corporation (“GE Capital”) a $39.0 million mortgage loan on seven facilities operated by Haven due October 2012.  Prior to the acquisition of this mortgage, the Company had a $22.8 million second mortgage on these facilities, resulting in a combined $61.8 million mortgage on these facilities immediately following the purchase from GE Capital.  In conjunction with the above noted mortgage and purchase option and the application of FIN 46R, the Company consolidated the financial statements and real estate of the Haven entity into its financial statements.  On July 7, 2008, the Company took ownership and/or possession of its 15 facilities and a new operator assumed operations of the facilities.  As a result of the Company taking ownership and/or possession of the Haven facilities, pursuant to FIN 46R, effective July 7, 2008, the Company was no longer required to consolidate the Haven entity into its financial statements.  However, pursuant to FIN 46R and effective July 7, 2008, the Company is required to consolidate the financial position and results of operations of the new operator which assumed the operations of these facilities.  Effective September 1, 2008, the operator that the Company consolidates pursuant to FIN 46R transferred the operations of 13 of the 15 facilities to Formation.  Therefore, beginning on September 1, 2008, the operator that the Company consolidates pursuant to FIN 46R includes only the financial results of the two remaining facilities that are currently pending state approval prior to the transfer of these facilities.

DIVIDENDS

Common Dividends – On October 16, 2008, the Company’s Board of Directors declared a common stock dividend of $0.30 per share to be paid November 17, 2008 to common stockholders of record on October 31, 2008.  At the date of this release, the Company had approximately 82.3 million outstanding shares of common stock.

Series D Preferred Dividends – On October 16, 2008, the Company’s Board of Directors declared the regular quarterly dividends for the Company’s 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) to stockholders of record on October 31, 2008.  The stockholders of record of the Series D Preferred Stock on October 31, 2008 will be paid dividends in the amount of $0.52344 per preferred share on November 17, 2008.  The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share.  Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period August 1, 2008 through October 31, 2008.

Dividend Reinvestment and Common Stock Purchase Plan – On October 29, 2008, the Company announced the suspension of the optional cash purchase component of its Dividend Reinvestment and Common Stock Purchase Plan until further notice.  Dividend reinvestment and all other features of the Plan will continue as set forth in the Plan, including sales, transfers and certificate issuances of stock held in participant accounts.

Stockholders participating in the Plan who have elected to reinvest dividends will continue to have cash dividends reinvested in accordance with the Plan. Any checks or other funds received by Computershare Trust Company, N.A. from Plan participants on, or after October 15, 2008, for optional cash investments will be returned without interest.  All questions and requests in connection with the Dividend Reinvestment and Common Stock Purchase Plan should be directed to the Plan’s administrator, Computershare, at (800) 519-3111.

2008 FOURTH QUARTER ADJUSTED FFO GUIDANCE AFFIRMED

On August 7, 2008, the Company withdrew its previous 2008 full year adjusted FFO available to common stockholders guidance range of $1.49 to $1.55 per common share due to the difficulty in projecting the operating results of the Haven portfolio at that time. The Company also issued fourth quarter 2008 adjusted FFO of $0.37 to $0.38 per common share, assuming the Formation transaction would close during the third quarter.  As a result of the September closing of the Formation transaction, the Company has affirmed its fourth quarter 2008 adjusted FFO of $0.37 to $0.38 per common share.

The Company's adjusted FFO guidance for the fourth quarter of 2008 excludes the impacts of future acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense. A reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced adjusted FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified under the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, November 5, 2008, at 10 a.m. EST to review the Company’s 2008 third quarter results and current developments.  To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the earnings call announcement in the "Upcoming Events"  section on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2008, the Company owned or held mortgages on 255 SNFs and assisted living facilities with approximately 29,002 beds located in 29 states and operated by 27 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; (xii) the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and (xiii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$1,353,622	$1,274,722
Less accumulated depreciation	(242,674)	(221,366)
Real estate properties – net	1,110,948	1,053,356
Mortgage notes receivable – net	101,148	31,689
	1,212,096	1,085,045
Other investments – net	23,354	13,683
	1,235,450	1,098,728
Assets held for sale – net	150	2,870
Total investments	1,235,600	1,101,598

Cash and cash equivalents	3,790	1,979
Restricted cash	5,048	2,104
Accounts receivable – net	71,817	64,992
Other assets	20,567	11,614
Operating assets for owned properties	17,101	—
Total assets	$1,353,923	$1,182,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$34,000	$48,000
Unsecured borrowings – net	485,000	485,000
Discount on unsecured borrowings – net	(298)	(286)
Other long–term borrowings	1,560	40,995
Accrued expenses and other liabilities	26,265	22,378
Income tax liabilities	—	73
Operating liabilities for owned properties	3,798	—
Total liabilities	550,325	596,160

Stockholders’ equity:
Preferred stock	118,488	118,488
Common stock and additional paid-in-capital	1,058,801	832,736
Cumulative net earnings	424,568	362,140
Cumulative dividends paid	(798,259)	(727,237)
Total stockholders’ equity	803,598	586,127
Total liabilities and stockholders’ equity	$1,353,923	$1,182,287

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Rental income	$37,265	$37,113	$115,052	$114,092
Mortgage interest income	3,007	999	6,536	2,896
Other investment income – net	313	962	1,531	2,336
Miscellaneous	73	150	2,140	640
Nursing home revenues of owned and operated assets	19,341	-	19,341	-
Total operating revenues	59,999	39,224	144,600	119,964

Expenses
Depreciation and amortization	10,076	9,131	29,185	26,740
General and administrative	2,399	2,197	7,413	7,200
Restricted stock expense	526	545	1,577	880
Impairment loss on real estate properties	170	1,636	1,684	1,636
Provision for uncollectible accounts receivable	-	-	4,268	-
Nursing home expenses of owned and operated assets	20,833	-	20,833	-
Total operating expenses	34,004	13,509	64,960	36,456

Income before other income and expense	25,995	25,715	79,640	83,508
Other income (expense):
Interest and other investment income	74	36	197	134
Interest	(9,375)	(10,071)	(28,805)	(31,988)
Interest – amortization of deferred financing costs	(500)	(500)	(1,500)	(1,459)
Litigation settlements	-	-	526	-
Total other expense	(9,801)	(10,535)	(29,582)	(33,313)

Income before gain on assets sold	16,194	15,180	50,058	50,195
Gain on assets sold – net	11,806	-	11,852	-
Income from continuing operations before income taxes	28,000	15,180	61,910	50,195
Income taxes	72	132	72	132
Income from continuing operations	28,072	15,312	61,982	50,327
Discontinued operations	-	37	446	1,731
Net income	28,072	15,349	62,428	52,058
Preferred stock dividends	(2,480)	(2,480)	(7,442)	(7,442)
Net income available to common	$25,592	$12,869	$54,986	$44,616

Income per common share:
Basic:
Income from continuing operations	$0.33	$0.19	$0.75	$0.66
Net income	$0.33	$0.19	$0.76	$0.69
Diluted:
Income from continuing operations	$0.33	$0.19	$0.75	$0.66
Net income	$0.33	$0.19	$0.76	$0.69

Dividends declared and paid per common share	$0.30	$0.27	$0.89	$0.80

Weighted-average shares outstanding, basic	76,590	67,952	72,737	65,094
Weighted-average shares outstanding, diluted	76,702	67,965	72,829	65,114

Components of other comprehensive income:
Net income	$28,072	$15,349	$62,428	$52,058
Total comprehensive income	$28,072	$15,349	$62,428	$52,058

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income available to common stockholders	$25,592	$12,869	$54,986	$44,616
(Deduct gain) add back loss from real estate dispositions(1)	(11,806)	1	(12,283)	(1,595)
Sub-total	13,786	12,870	42,703	43,021
Elimination of non-cash items included in net income:
Depreciation and amortization(1)	10,076	9,138	29,185	26,768
Funds from operations available to common stockholders	$23,862	$22,008	$71,888	$69,789

Weighted-average common shares outstanding, basic	76,590	67,952	72,737	65,094
Effect of restricted stock awards	100	—	80	3
Assumed exercise of stock options	12	13	12	17
Weighted-average common shares outstanding, diluted	76,702	67,965	72,829	65,114

Fund from operations per share available to common stockholders	$0.31	$0.32	$0.99	$1.07

Adjusted funds from operations:
Funds from operations available to common stockholders	$23,862	$22,008	$71,888	$69,789
Deduct litigation settlements	—	—	(526)	—
Deduct Advocat straight-line valuation allowance adjustment	—	—	—	(5,040)
Deduct one-time cash revenue	—	—	(702)	—
Deduct FIN 46R adjustment	—	(77)	(90)	(230)
Deduct nursing home revenues	(19,341)	—	(19,341)	—
Deduct collection of prior operator’s past due rental obligation	—	—	(650)	—
Deduct provision for income taxes	(72)	(132)	(72)	(132)
Add back non-cash restricted stock expense	526	545	1,577	880
Add back non-cash provision for uncollectible accounts receivable	—	—	3,784	—
Add back non-cash provision for uncollectible accounts receivable – FIN 46R related	—	—	484	—
Add back nursing home expenses	20,833	—	20,833	—
Add back non-cash provision for impairments on real estate properties(1)	170	1,636	1,684	1,636
Adjusted funds from operations available to common stockholders	$25,978	$23,980	$78,869	$66,903
(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO.  In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO.  As a result, its FFO may not be comparable to similar measures reported in previous disclosures.  According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO.  Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The following table presents a reconciliation of our fourth quarter 2008 guidance regarding FFO and Adjusted FFO to net income available to common stockholders:

	Q4 2008 Projected
Per diluted share:
Net income available to common stockholders	$0.24	−	$0.25
Adjustments:
Depreciation and amortization	0.13	−	0.13
Funds from operations available to common stockholders	$0.37	−	$0.38

Adjustments:
Nursing home revenue and expense - net	0.00	−	0.00
Restricted stock expense	0.00	−	0.00
Adjusted funds from operations available to common stockholders	$0.37	−	$0.38

The following table summarizes the results of operations of assets held for sale and facilities sold during the three- and nine- months ended September 30, 2008 and 2007, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)
Revenues
Rental income	$—	$45	$15	$167
Expenses
Depreciation and amortization	—	7	—	28
General and administrative	—	—	—	3
Provision for impairment	—	—	—	—
Subtotal expenses	—	7	—	31

Income before gain on sale of assets	—	38	15	136
(Loss) gain on assets sold – net	—	(1)	431	1,595
Discontinued operations	$—	$37	$446	$1,731

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)

Total operating revenues	$59,999	$39,224	$144,600	$119,964
Nursing home revenues of owned and operated assets	19,341	—	19,341	—
Revenues excluding nursing home revenues of owned and operated assets	$40,658	$39,224	$125,259	$119,964

Total operating expenses	$34,004	$13,509	$64,960	$36,456
Nursing home revenues and expenses of owned and operated assets	20,833	—	20,833	—
Expenses excluding nursing home expenses of owned and operated assets	$13,171	$13,509	$44,127	$36,456

This press release includes references to revenues and expenses excluding nursing home and operated assets, which are non-GAAP financial measures.  The Company believes that presentation of the Company's revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company's core portfolio as a real estate investment trust in view of the disposition of all but two of the Company's owned and operated assets and short term holding of owned and operated assets. The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending September 30, 2008.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property(1)(2)	238	26,917	$1,372,822	93%
Loans Receivable(3)	16	2,085	101,148	7%
Total Investments	254	29,002	$1,473,970	100%

Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2) (3)	243	28,351	$1,412,149	96%	$50
Assisted Living Facilities	7	439	32,207	2%	73
Rehab Hospitals/Other	4	212	29,614	2%	140
	254	29,002	$1,473,970	100%	$51

(1) Includes $19.2 million for lease inducement. (2) Excludes one facility classified as held for sale. (3) Includes $1.2 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
Rental Property (1)	$37,265	92%	$115,052	94%
Mortgage Notes	3,007	7%	6,536	5%
Other Investment Income	313	1%	1,531	1%
	$40,585	100%	$123,119	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
Skilled Nursing Facilities (1)	$39,679	97%	$119,988	97%
Assisted Living Facilities	290	1%	1,057	1%
Specialty Hospitals	303	1%	543	1%
Other	313	1%	1,531	1%
	$40,585	100%	$123,119	100%

(1) Revenue includes $0.8 million reduction for lease inducement.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$317,495	21%
Sun Healthcare Group, Inc.	40	209,888	14%
Advocat Inc. (2)	40	145,525	10%
Guardian LTC Management (1)	23	145,171	10%
Signature Holdings, LLC	18	141,052	10%
Formation Capital	13	104,449	7%
Essex Healthcare Corp.	13	79,354	5%
Nexion Health, Inc.	19	79,142	5%
Alpha Healthcare Properties, LLC	8	55,834	4%
Mark Ide Limited Liability Company	8	25,595	2%
Remaining Operators(3)	36	170,465	12%
	254	$1,473,970	100%

(1) Investment amount includes a $19.2 million lease inducement. (2) Includes $1.2 million of unamortized principal. (3) Excludes one facility classified as held for sale.

Concentration by State	# of Properties	Investment	% Investment
Ohio	47	$333,335	23%
Florida (2)	25	173,022	12%
Pennsylvania	23	150,225	10%
Texas	20	79,590	5%
Maryland	7	70,028	5%
Louisiana	14	55,343	4%
West Virginia (1)	8	53,775	4%
Colorado	8	52,709	4%
Arkansas	11	44,820	3%
Alabama	10	44,068	3%
Rhode Island	4	39,186	3%
Massachusetts	6	38,916	3%
Kentucky	10	36,607	2%
Connecticut	5	36,156	2%
California	11	34,756	2%
Remaining States (3)	45	231,434	15%
	254	$1,473,970	100%
(1) Investment amount includes a $19.2 million lease inducement. (2) Includes $1.2 million of unamortized principal. (3) Excludes one facility classified as held for sale.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2008	935	-	935	1%
2009	-	-	-	0%
2010	1,974	1,438	3,412	2%
2011	4,466	163	4,629	3%
2012	3,588	-	3,588	2%
Thereafter	134,880	7,177	142,057	92%
$145,843	$8,778	$154,621	100%

(1) Based on 2008 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 6/30/08	Coverage Data
% Revenue Mix	Before	After
Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	81.3%	9.2%	27.8%	2.1	x	1.7	x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending September 30, 2008.

Current Capitalization ($000's)
	Outstanding Balance		%
Borrowings Under Bank Lines	$34,000		3%
Long-Term Debt Obligations (1)	486,560		37%
Stockholders’ Equity(2)	805,090		60%
Total Book Capitalization	$1,325,650		100%

(1) Excludes net discount of $0.3 million on unsecured borrowings. (2) Excludes earnings related to Owned and Operated Assets

Leverage & Performance Ratios(1)
Debt / Total Book Cap	39.3%
Debt / Total Market Cap	23.3%
Interest Coverage:
3rd quarter 2008	3.88	x
(1) Excludes earnings related to Owned and Operated Assets

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Other (2)	Senior Notes	Total
	2008	$-	$435	$-	$435
	2009	-	465	-	465
	2010	255,000	495	-	255,495
	2011	-	290	-	290
	Thereafter	-	310	485,000	485,310
		$255,000	$1,995	$485,000	$741,995

(1) Reflected at 100% borrowing capacity; actual borrowings of $34 million at September 30, 2008. (2) Fully redeemed on October 21, 2008.

The following table presents investment activity for the three- and nine-month periods ending September 30, 2008.

Investment Activity ($000's)
	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$40,000	95%	$92,610	52%
Mortgages	-	0%	74,900	42%
Other	1,927	5%	10,921	6%
Total	$41,927	100%	$178,431	100%